UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2018

Lumber Liquidators Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33767 (Commission File Number)	27-1310817 (IRS Employer Identification No.)

3000 John Deere Road, Toano, Virginia 23168

(Address of Principal Executive Offices) (Zip Code)

(757) 259-4280

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Executive Severance Agreements

On a regular basis, the Compensation Committee (the “Compensation Committee”) of Lumber Liquidators Holdings, Inc. (the “Company”) reviews executive compensation arrangements and makes adjustments to ensure the Company is competitive in attracting and retaining key executives. In connection with such review, the Committee consults outside advisors and, with their assistance, evaluates market practices. As a result of such review, the Committee made recommendations to the Board of Directors of the Company (the “Board”) on the adoption of Executive Severance Agreements (the “Agreements”) for a key group of senior executives. The Compensation Committee believes adoption of the Agreements supports the Company in attracting, motivating and retaining these key executives.

The Board, acting upon the recommendation of the Compensation Committee, approved the form of the Agreements, and on July 26, 2018, the Company entered into Agreements with each of Dennis R. Knowles, Martin D. Agard, M. Lee Reeves, and three other members of the executive team. Superseding all prior similar agreements, the Agreements provide for certain severance payments and benefits to these executives upon termination of their employment under defined circumstances, including in connection with a change in control. In addition, in connection with the execution of the Agreements, the Company and each of these executives entered into Confidentiality, Non-Solicitation and Non-Competition Agreements (the “Non-Compete Agreements”) that replace and supersede prior non-competition, non-solicitation and confidentiality provisions with these executives.  In particular, the Non-Compete Agreements were strengthened to expand the prior non-competition, non-solicitation and confidentiality provisions.

Under the terms of the Agreements, if the Company terminates the executive’s employment other than for cause (as defined in the Agreements), death, or disability (as defined in the Agreements), or the executive terminates employment for good reason (as defined in the Agreements), in either case during the term of the Agreement and outside of a change in control period (as defined in the Agreements) or, if inside a change in control period, where the change in control is not consummated, the executive will be entitled to the following:

(i)	the executive’s annualized base salary as of the date of termination in the form of salary continuation for the twelve (12) months beginning on the date of termination;

(ii)	any accrued and unpaid bonus for any prior completed fiscal year in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment with the Company;

(iii)	the greater of the target bonus or the actual bonus for the year the executive’s employment is terminated (prorated based on the number of days the executive remained employed with the Company during the year of termination) in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment with the Company;

(iv)	any vested accrued amounts that the executive is entitled to receive upon termination of the executive’s employment under any Company benefit policy, plan or other arrangement in which the executive participated prior to termination in accordance with the terms of such benefit policy, plan or other arrangement; and

(v)	continued medical insurance coverage for the executive and the executive’s dependents under such medical insurance plans and programs in which the executive and the executive’s dependents participated immediately prior to the date of termination for twelve (12) months following the date of termination and, during such period, payment by the Company of the portion, if any, of such medical insurance premiums that the Company pays for its active employees each month.

Under the terms of the Agreements, if the Company terminates the executive’s employment other than for cause, death or disability, or the executive terminates employment for good reason, in either case during the term of the Agreement and inside a change in control period and the relevant change in control occurs, the executive will be entitled to the benefits outlined in (ii)-(v) above and to the following:

•	the executive’s annualized base salary as of the date of termination in the form of salary continuation for the twenty-four (24) months in case of Mr. Knowles and eighteen (18) months in case of Messrs. Agard and Reeves beginning on the date of termination;

•	continued medical insurance coverage for the executive and the executive’s dependents under such medical insurance plans and programs in which the executive and the executive’s dependents participated immediately prior to the date of termination for twenty-four (24) months in case of Mr. Knowles and eighteen (18) months in case of Messrs. Agard and Reeves following the date of termination and, during such period, payment by the Company of the portion, if any, of such medical insurance premiums that the Company pays for its active employees each month (provided, however, if such coverage cannot be extended, the Company may either provide comparable coverage or pay monthly premiums to the executive equal to the cost of such coverage); and

•	accelerated vesting of all unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards previously granted to the executive by the Company or its subsidiaries (at target to the extent vesting would be based on the achievement of performance conditions other than continued employment or service) and such stock options and stock appreciation rights shall remain outstanding and exercisable, to the extent vested, until the earlier of (i) the original expiration date of such stock options and stock appreciation rights or (ii) the one-year anniversary of the later of the termination date or the date such stock option or stock appreciation right becomes vested and exercisable.

As a condition to the receipt of any compensation and other benefits under the Agreements, the executive is required to enter into a confidential waiver and release agreement with the Company. Any breach by the executive of the terms of the executive’s Non-Compete Agreement with the Company will constitute a material breach of the Agreement, resulting in the waiver or forfeiture of all rights to future payments and benefits under the Agreement and the requirement that the executive reimburse the Company for any compensation and benefits previously received by the executive under the Agreement.

The original term of the Agreements expire on December 31, 2021 and will automatically renew for successive one year periods unless notice of non-renewal is previously given by either party to the other; provided, however, that the Agreements will be extended automatically during any change in control period.

The foregoing description of the Agreements, including the Non-Compete Agreement which is attached as an appendix to each of the Agreements, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements which are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

Exit of Finishing Operation / Equipment Purchase Agreement and Vendor Partner Agreement

The Company recently undertook a comprehensive internal review of its Bellawood™ products finishing operation and related equipment (collectively, the “Finishing Lines”) located in Toano, Virginia. This operation, which employs approximately 45 people, is a production step in its Bellawood™ flooring business, housed in approximately 315,000 square feet of space that serves both as the Company’s corporate headquarters and for its finishing operation. Based on this internal review, the Company decided in July 2018 to exit this finishing operation to focus on its core retail operations. To facilitate this exit, on July 26, 2018, the Company entered into an equipment purchase agreement pursuant to which the Company sold its Finishing Lines to an unaffiliated third party. The proceeds from this sale will be $1.8 million in three (3) installments over the next year. The Company also expects to recognize an impairment of approximately $2 million in the third quarter of 2018. At the same time, the Company also entered into an agreement with the purchaser pursuant to which the purchaser agreed to sell finished products and provide certain services to the Company, which the Company previously produced and provided for itself using the Finishing Lines. This agreement will represent approximately one quarter (25%) of the unit production previously produced in the Toano facility, with the balance being supplied by other third party, unaffiliated vendors.

Headquarters Relocation

On July 31, 2018, the Company announced that it will relocate its corporate headquarters and call center from Toano, Virginia to Richmond, Virginia (the “Relocation”). The Company expects the Relocation to take place by December 1, 2019. The term of the current lease for the Toano, Virginia facility expires on December 31, 2019. In connection with the Relocation, the Company expects to enter into a lease agreement (the “Lease”) for an existing building consisting of approximately 53,000 rentable square feet, which will become the Company’s new corporate headquarters. The Company expects to have approximately 200 employees at the new headquarters.

The term of the Lease is expected to be for 123 months (the “Term”), commencing on October 1, 2019, subject to the Company’s option to extend the Term of the Lease for up to two renewal terms of five years each. Annual base rent payments due under the Lease for the Premises are expected to commence at approximately $1.4 million (including insurance, taxes, utilities) in the first year and are subject to annual increases specified in the Lease.

The Company currently leases space near the Relocation site as a satellite office for various administrative functions, and expects to continue this lease or lease similar property in Richmond, Virginia for its call center operations.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this Current Report on Form 8-K may include, without limitation, statements regarding expectations relating to the use of the Premises and entry into the Lease. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding additional risks and uncertainties is contained in the Company’s other reports filed with the Securities and Exchange Commission, including the Item 1A, “Risk Factors,” section of the Form 10-K for the year ended December 31, 2017.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Severance Agreement, dated as of July 26, 2018, between the Company and Dennis R. Knowles

10.2	Severance Agreement, dated as of July 26, 2018, between the Company and Martin D. Agard

10.3	Severance Agreement, dated as of July 26, 2018, between the Company and M. Lee Reeves

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2018

LUMBER LIQUIDATORS HOLDINGS, INC.

By:	/s/ M. Lee Reeves
M. Lee Reeves
Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Severance Agreement, dated as of July 26, 2018, between the Company and Dennis R. Knowles

10.2	Severance Agreement, dated as of July 26, 2018, between the Company and Martin D. Agard

10.3	Severance Agreement, dated as of July 26, 2018, between the Company and M. Lee Reeves